EXHIBIT 10.89
AMENDMENT NO. [•]
TO
[AMENDED AND RESTATED] SEVERANCE PROTECTION AGREEMENT
     This Amendment No. [•] (this “Amendment’) dated as of         [•], 2011, is made by and between Vanguard Health Systems, Inc., a Delaware corporation (the “Company”), and [•] (the “Executive”).
     WHEREAS, the Company and the Executive executed a certain [Amended and Restated] Severance Protection Agreement dated as of [•], [as further amended] (collectively, the “SPA”), to secure the services of the Executive as [•]; and
     WHEREAS, the Company and the Executive wish the make certain technical amendments to the SPA in contemplation of, among other things, the Company’s initial public offering of its common stock.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree that the SPA is amended as follows:
     1. Defined Terms. Except for those terms defined above and the change in the definition of “Change in Control” adopted pursuant to this Amendment, the definitions of capitalized terms used in this Amendment are as provided in the SPA.
     2. Amendment to Section 14.4. Section 14.4 of the SPA is hereby amended by deleting the first sentence of the last paragraph of the definition of “Change in Control”.
     3. Amendment to Section 6. Section 6 of the SPA shall be amended by adding the following new subsection 6.5 as follows:
     6.5 Notwithstanding any other provision of this Agreement, no amount shall be deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code. In the event that it is reasonably determined by the Board that, as a result of Section 409A of the Code, payments may not be made at the time contemplated hereunder without causing the Executive to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Executive incurring any tax liability under Section 409A of the Code. To the extent necessary to comply with Section 409A, references to the Executive’s termination of employment shall be deemed to refer to the date upon which the Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A, the right to a series of installment payments under this Agreement, if any, shall be treated as a right to a series of separate payments. Notwithstanding anything herein to the contrary, (a) if at the time of the Executive’s separation from service, the Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment and (b) if any other payments of money or other benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the minimum extent necessary, in a manner, reasonably determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company (without any reduction in such payments or benefits ultimately paid or provided to the Executive).
The Company shall use commercially reasonable efforts to implement the provisions of this Section 6.5 in good faith; provided that neither the Company, the Board, nor any of the Company’s employees, directors or representatives shall have any liability to the Executive with respect to this Section 6.5.
     4. Ratification. All other provisions of the SPA remain unchanged and are hereby ratified by the Company and the Executive.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment, each as of the day and year first set forth above.

Vanguard Health Systems, Inc.

By:
Name:
Title:

Executive:

[Name]

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